Filed Pursuant to Rule 424(b)(2)
Registration No. 333-191168

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated September 24, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 13, 2013)

$125,000,000

VALLEY NATIONAL BANCORP

    % Subordinated Debentures due September     , 2023

We are offering $125,000,000 aggregate principal amount of our     % Subordinated Debentures due 2023, which we refer to as the Notes. We will pay interest on the Notes on each              and             , commencing on                     , 2014. The Notes will mature September     , 2023. The Notes will not be redeemable prior to maturity unless (i) a change or prospective change in law occurs which could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the Notes from being recognized as Tier 2 capital, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case as described under “Description of the Notes — Redemption” in this prospectus supplement. There is no sinking fund for the Notes. The Notes will not be listed on any securities exchange.

The Notes will be unsecured and subordinated in right of payment to the payment of our existing and future senior indebtedness, including all of our general creditors, and they will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including the bank deposits of our subsidiary bank. In the event of our bankruptcy or insolvency, the holders of the Notes will not be entitled to receive any payment with respect to the Notes until all holders of senior indebtedness are paid in full. The Notes are obligations of Valley National Bancorp only and are not obligations of, and are not guaranteed by, any of our subsidiaries.

We intend to use the net proceeds from this offering together with other available funds to redeem our $131.3 million outstanding aggregate principal amount of 7 3⁄4% Junior Subordinated Debentures, referred to as the Junior Notes, issued to VNB Capital Trust I, a Delaware statutory trust, referred to as the Trust. The Trust will simultaneously redeem all of its $127.3 million aggregate principal amount of 7 3⁄4% Trust Preferred Securities, referred to as the Trust Preferred Securities, and $4.0 million aggregate principal amount of 7 3⁄4% Common Securities, referred to as the Trust Common Securities. We are the holder of the Trust Common Securities. See “Use of Proceeds.” Although we intend to use the net proceeds from this offering together with other available funds to redeem the Trust Preferred Securities, the consummation of this offering is not conditioned upon the consummation of the redemption.

The Notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The Notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discounts		Proceeds to Us
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from the original issue date.

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, on or about September     , 2013.

Joint Book-Running Managers

Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.	Deutsche Bank Securities
A Stifel Company

Prospectus Supplement dated September     , 2013

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

We are not making an offer of the Notes covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof.

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ABOUT THIS PROSPECTUS SUPPLEMENT

References in this prospectus supplement and the accompanying prospectus to “Valley,” “we,” “us” and “our” are to Valley National Bancorp.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the securities offered pursuant to this prospectus supplement.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information about us, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information”. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Notes offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

To the extent the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov and on our website at www.valleynationalbank.com. Except as specifically incorporated by reference in this prospectus supplement, information on those websites is not part of this prospectus supplement. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	Current Reports on Form 8-K filed on the following dates: January 30, 2013, February 11, 2013, April 19, 2013, April 24, 2013, May 22, 2013, June 25, 2013, July 25, 2013, August 29, 2013 and September 10, 2013 (unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K, including those listed here, is not incorporated herein by reference);

•	The definitive proxy statement for our 2013 annual meeting of shareholders; and

•	The description of our common stock which is contained in our Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement (other than, in each case, documents or information deemed to have been furnished, and not filed in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial condition and results of operation may have changed since that date.

S-iii

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attention: Dianne M. Grenz

Telephone: (973) 305-8800

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding our financial condition, results of operations and business. These statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations.

You may identify these statements by looking for:

•	forward-looking terminology, like “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” or “anticipate;”

•	expressions of confidence like “strong” or “on-going;” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•	a severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	larger than expected reductions in our loans originated for sale or a slowdown in new and refinanced residential mortgage loan activity;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected increases in our allowance for loan losses;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

S-v

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected revenue synergies from recent acquisitions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees;

•	lower than expected cash flows from purchased credit-impaired loans;

•	cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.

We assume no obligation for updating our forward-looking statements at any time. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” above and “Risk Factors” below.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Valley National Bancorp

Valley National Bancorp, a New Jersey corporation, was organized in 1983 as a holding company for Valley National Bank, sometimes referred to herein as the Bank. We indirectly own additional subsidiaries through the Bank. We are registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

As of June 30, 2013, we had:

•	consolidated assets of $16.0 billion;

•	total deposits of $11.2 billion;

•	total loans of $10.9 billion; and

•	total shareholders’ equity of $1.5 billion.

We have grown significantly in the past five years primarily through bank acquisitions as well as some de novo branch expansion. We acquired State Bancorp. Inc., the holding company for State Bank of Long Island, effective January 1, 2012. We acquired Greater Community Bancorp, the holding company of Greater Community Bank in 2008. We also acquired certain assets and loans of The Park Avenue Bank and LibertyPointe Bank, both New York State chartered banks, from the Federal Deposit Insurance Corporation, or the FDIC, in 2010.

In addition to our principal subsidiary, the Bank, we own 100% of the voting and common shares of VNB Capital Trust I, GCB Capital Trust III, and State Bancorp Capital Trusts I and II, each used to issue trust preferred securities.

Our principal executive offices and telephone number are:

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

Valley National Bank

The Bank is a national banking association chartered in 1927 under the laws of the United States. Currently, the Bank has 206 full-service banking offices located throughout northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn and Queens, as well as Long Island, New York. The Bank provides a full range of commercial, retail and wealth management financial services products. The Bank provides a variety of banking services including automated teller machines, telephone and internet banking, remote deposit capture, overdraft facilities, drive-in and night deposit services, and safe deposit facilities. The Bank also provides certain international banking services to customers including standby letters of credit, documentary letters of credit and related products, and certain ancillary services such as foreign exchange, documentary collections, foreign wire transfers and the maintenance of foreign bank accounts.

The Bank’s wholly owned subsidiaries are all included in our consolidated financial statements. These subsidiaries include:

•	an all-line insurance agency offering property and casualty, life and health insurance;

•	asset management advisors which are SEC registered investment advisors;

•	title insurance agencies in both New Jersey and New York;

•	subsidiaries which hold, maintain and manage investment assets for the Bank;

•	a subsidiary which owns and services auto loans;

•	a subsidiary which owns and services general aviation aircraft loans and existing commercial equipment leases;

•	a subsidiary which specializes in health care equipment and other commercial equipment leases; and

•	a subsidiary which owns and services New York commercial loans and specializes in asset-based lending.

The Bank’s subsidiaries also include real estate investment trust, or REIT, subsidiaries.

New Capital Rules

In July 2013, the Federal Reserve Board, or Federal Reserve, published final rules establishing a new comprehensive capital framework for U.S. banking organizations, referred to herein as the Rules. The Federal Deposit Insurance Corporation, or FDIC, and the Office of the Comptroller of the Currency, or OCC, have adopted substantially identical rules (in the case of the FDIC, as interim final rules). The Rules implement the Basel Committee’s December 2010 framework, commonly referred to as Basel III, for strengthening international capital standards as well as certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act. The Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, including Valley and the Bank, compared to the current U.S. risk-based capital rules. The Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The Rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach, which was derived from Basel I capital accords of the Basel Committee, with a more risk-sensitive approach based, in part, on the standardized approach in the Basel Committee’s 2004 Basel II capital accords. The Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies’ rules. The Rules are effective for us on January 1, 2015 (subject to phase-in periods for certain components).

The Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1,” or CET1, (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (iii) apply most deductions/adjustments to regulatory capital measures to CET1 and not to the other components of capital, thus potentially requiring higher levels of CET1 in order to meet minimum ratios, and (iv) expand the scope of the reductions/adjustments from capital as compared to existing regulations.

Under the Rules, the minimum capital ratios for us and the Bank as of January 1, 2015 will be as follows:

•	4.5% CET1 to risk-weighted assets.

•	6.0% Tier 1 capital (i.e., CET1 plus Additional Tier 1) to risk-weighted assets.

•	8.0% Total capital (i.e., Tier 1 plus Tier 2) to risk-weighted assets.

•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as the “leverage ratio”).

When fully phased in on January 1, 2019, the Rules will also require us and the Bank to maintain a 2.5% “capital conservation buffer”, composed entirely of CET1, on top of the minimum risk-weighted asset ratios, effectively resulting in minimum ratios of (i) CET1 to risk-weighted assets of at least 7.0%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) total capital to risk-weighted assets of at least 10.5%. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of (i) CET1 to risk-weighted assets, (ii) Tier 1 capital to risk-weighted assets or (iii) total capital to risk-weighted assets above the respective minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and discretionary bonus payments to executive officers based on the amount of the shortfall. The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019.

The Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in common equity issued by nonconsolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1.

Under current capital standards, the effects of accumulated other comprehensive income items included in capital are excluded for the purposes of determining regulatory capital ratios. Under the Rules, the effects of certain accumulated other comprehensive items are not excluded; however, non-advanced approaches banking organizations, including Valley and the Bank, may make a one-time permanent election to continue to exclude these items effective as of January 1, 2015.

The deductions and other adjustments to CET1 will be phased in incrementally between January 1, 2015 and January 1, 2018.

The Rules with respect to us require that trust preferred securities be phased out from Tier 1 capital between January 1, 2015 (when only 25% of the amount may be included) and January 1, 2016 (when 0% may be included).

With respect to the Bank, the Rules also revise the “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act, by (i) introducing a CET1 ratio requirement at each capital quality level (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%); and (iii) requiring a leverage ratio of 5% to be well-capitalized (as compared to the current required leverage ratio of 3 or 4%). The Rules do not change the total risk-based capital requirement for any “prompt corrective action” category. When the capital conservation buffer is fully phased in, the capital ratios applicable to depository institutions under the Rules will exceed the ratios to be considered well-capitalized under the prompt corrective action regulations.

The Rules prescribe a standardized approach for calculating risk-weighted assets that expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. Government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories. In addition, the Rules also provide more advantageous risk weights for derivatives and repurchase-style transactions cleared through a qualifying central counterparty and increase the scope of eligible guarantors and eligible collateral for purposes of credit risk mitigation.

We believe that, as of June 30, 2013, Valley and the Bank would meet all capital adequacy requirements under the Rules on a fully phased-in basis if such requirements were currently effective including after giving effect to the deductions described above.

The Offering

The following summary of this offering contains basic information about this offering and the terms of the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes.”

Issuer:	Valley National Bancorp, a New Jersey corporation

Securities Offered:	% Subordinated Debentures due 2023

Aggregate Principal Amount:	$125,000,000

Maturity:	September , 2023

Issue Price:	% plus accrued interest, if any, from and including September , 2013

Interest Rate:	% annually

Interest Payment Dates:	Each and , commencing , 2014

Ranking:	The Notes will be unsecured, subordinated and:

•	will rank junior in right of payment and upon our liquidation to any existing and all future senior debt (as defined in the Indenture and described below under “Description of the Notes” in this prospectus supplement);

•	will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•	will rank equal in right of payment and upon our liquidation with any existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•	will rank senior in right of payment and upon our liquidation to (i) our existing junior subordinated debentures underlying outstanding trust preferred securities, and (ii) any indebtedness the terms of which provide that such indebtedness ranks junior to the Notes; and

•	will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation the Bank’s depositors, $100 million of previously issued and outstanding subordinated notes, liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

As of June 30, 2013, we (at the holding company level) had no indebtedness ranking senior to or equally with the Notes, other than liabilities of approximately $35.7 million to general creditors, and had $192.1 million of indebtedness consisting of our junior subordinated debentures ranking junior to the Notes. As of June 30, 2013, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities, including the outstanding subordinated notes issued by the Bank, of $14.2 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes. As adjusted to give effect to this offering and our anticipated use of the proceeds from this offering to effectuate the redemption of the Trust Preferred Securities, as of June 30, 2013, we (at the holding company level), the Bank and our other subsidiaries had $14.5 billion of indebtedness. For more information, see “Description of the Notes — Subordination of the Notes” in this prospectus supplement.

The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may incur hereafter.

Redemption:	The Notes will not be redeemable prior to maturity unless (i) a change or prospective change in law occurs which could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the Notes from being recognized as Tier 2 capital, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended. For more information, see “Description of the Notes — Redemption” in this prospectus supplement.

Form:	Fully registered global notes in book-entry form

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Further Issuances:	The Notes will be limited initially to $125,000,000 in aggregate principal amount. We may, however, “reopen” the Notes and issue an unlimited principal amount of additional Notes in the future without the consent of the Note holders.

Use of Proceeds:

We estimate that the net proceeds from this offering will be approximately $        , after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering together with other available funds to redeem our $131.3 million outstanding aggregate principal amount of 7 3⁄4% Junior Subordinated Debentures, or the Junior Notes, issued to VNB Capital Trust I, a Delaware statutory trust, or the Trust. The Trust will simultaneously redeem all of its $127.3 million aggregate principal amount of 7 3⁄4% Trust Preferred Securities, or the Trust Preferred Securities, and $4.0 million aggregate principal amount of 7 3⁄4% Common Securities, or the Trust Common Securities. We

are the holder of the Trust Common Securities. See “Use of Proceeds.” While we intend to use the net proceeds from this offering together with other available funds to redeem the Trust Preferred Securities, the consummation of this offering is not conditioned upon the consummation of the redemption.

The Subordinated Indenture and the Trustee	The Notes will be issued pursuant to the subordinated indenture between us and The Bank of New York Mellon, referred to as BNY Mellon, as trustee, as amended and supplemented by a first supplemental indenture to be dated the original issue date of the Notes, referred to herein as the Indenture.

Listing and Trading Markets:	We do not intend to list the Notes on any securities exchange. Currently there is no public market for the Notes and there can be no assurances that any public market for the Notes will develop.

Risk Factors:	Investing in the Notes involves risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

Governing Law:	The Notes and the Indenture for the Notes will be governed by New York law.

RISK FACTORS

An investment in the Notes is subject to certain risks. Before you decide to invest in the Notes, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as may be supplemented by other documents incorporated by reference into this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. If any of the risks and uncertainties actually occurs, our business, financial condition, and results of operations could be materially adversely affected. If this were to happen, our ability to pay principal and interest on the Notes, and the value of the Notes, could decline significantly, and you could lose all or part of your investment. The prospectus is qualified in its entirety by those risk factors.

Our obligations under the Notes will be unsecured and subordinated to our general creditors.

Our obligations under the Notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt (as defined in the Indenture and described below under “Description of the Notes” in this prospectus supplement). This means that we may not be permitted to make any payments of principal or interest on the Notes if we default on a payment obligation under any senior debt. Our obligations under the Notes will be also be subordinate and junior in right of payment to our and our subsidiaries’ general creditors. In addition, the Notes will effectively be subordinated to all of the existing and future indebtedness, deposits and other liabilities of our current and future subsidiaries, including our principal subsidiary, the Bank.

As of June 30, 2013, we (at the holding company level) had no indebtedness ranking senior to or equally with the Notes, other than liabilities to general creditors, and had $192.1 million of indebtedness (consisting of our junior subordinated debentures) ranking junior to the Notes. As of June 30, 2013, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities, including the outstanding subordinated notes issued by the Bank, of $14.2 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes. As adjusted to give effect to this offering and our anticipated use of the proceeds from this offering to effectuate the redemption of the Trust Preferred Securities, as of June 30, 2013, we (at the holding company level), the Bank and our other subsidiaries had $14.5 billion of indebtedness, on a consolidated basis. In the future, we may incur substantial other indebtedness, including senior debt and indebtedness ranking equally with the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may incur hereafter.

Due to the subordination of the Notes described in “Description of the Notes — Subordination of the Notes”, in the event of our insolvency, funds that we would otherwise use to pay to the holders of the Notes would be used to pay the holders of any senior debt outstanding at that time to the extent necessary to pay such senior debt in full. In addition, the holders of any senior debt could restrict or prohibit us from making payments on the Notes.

We are a holding company and depend on our subsidiaries for payments of principal and interest.

We are a separate and distinct legal entity from the Bank and our other subsidiaries. Our principal source of funds to make payments on the Notes and our other securities is dividends and other distributions from the Bank. Our ability to receive dividends and other distributions from the Bank as a source of funds is contingent on a number of factors including the Bank’s ability to meet applicable regulatory capital requirements and the Bank’s profitability and earnings and strength of its balance sheet. In addition, various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. Currently, the Bank may not, without prior regulatory approval, pay a dividend in an amount greater than its undivided profits. Under the foregoing dividend restrictions, as of June 30, 2013, the Bank could pay dividends totaling approximately $53.6 million to us, without obtaining affirmative governmental approvals.

As further described above under “New Capital Rules,” beginning in 2016, banks and bank holding companies will be required to maintain a capital conservation buffer on top of minimum risk-weighted asset ratios. When fully phased in on January 1, 2019, the capital conservation buffer will be 2.5%. Banking institutions which do not maintain capital in excess of the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. Accordingly, if the Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to us (at the holding company level) may be prohibited or limited and we may not have funds to make principal and interest payments on the Notes.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if the Bank were to pay dividends. The Federal Reserve and the OCC have issued policy statements generally requiring insured banks and bank holding companies to pay dividends only out of current operating earnings.

The Notes will be the obligations of Valley National Bancorp and not obligations of the Bank or any of our other subsidiaries, and will be structurally subordinated to the debt and other liabilities of the Bank and our other subsidiaries, which will not guarantee the Notes.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any loans that we make to the Bank would be subordinate in right of payment to deposits and to other indebtedness of the Bank. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings, as well as liabilities to general creditors. The Notes are not obligations of, nor guaranteed by, the Bank or our other subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations that the Bank or our other subsidiaries may incur hereafter.

Holders of the Notes will have limited rights if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us. There is no automatic acceleration or right of acceleration in the case of default in the payment of principal of or interest on the Notes or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes.

The Notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact holders of the Notes, and the Indenture governing the Notes does not contain any financial covenants.

We are not restricted by the terms of the Indenture from incurring additional debt at the holding-company level, including secured or unsecured debt, that ranks senior or equal to the Notes, or from repurchasing our securities. In addition, the Indenture does not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

Our credit ratings may not reflect all risks of an investment in the Notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the Notes. Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The Notes will not be savings accounts, deposits or other obligations of the Bank and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We cannot assure you that an active trading market will develop for the Notes.

There is currently no trading market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or to arrange for quotation on any interdealer quotation system. Although we have been informed by the underwriters that they intend to make a market in the Notes after the offering is completed, the underwriters may cease market-making at any time without notice. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30,				Years Ended December 31,
	2013		2012		2012		2011		2010		2009		2008
Consolidated Ratios of Earnings to Fixed Charges
Excluding interest on deposits	2.39	x	2.48	x	2.60	x	2.42	x	2.27	x	2.09	x	1.71	x
Including interest on deposits	2.00	x	2.02	x	2.11	x	1.95	x	1.84	x	1.61	x	1.34	x

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by adding earnings before taxes plus fixed charges and dividing that sum by fixed charges. You should read these ratios in conjunction with the Exhibits 12.1 and 12.2 and other information in our Annual Report on Form 10-K for the year ended December 31, 2012, which report is incorporated by reference in this prospectus supplement.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of June 30, 2013 on an actual basis and as adjusted to give effect to (i) this offering and (ii) this offering and the redemption of the outstanding aggregate principal amount of the Junior Notes issued to VNB Capital Trust I and the Trust’s simultaneous redemption of the outstanding principal amount of its Trust Preferred Securities and the aggregate principal amount of its Trust Common Securities. We are the holder of the Trust Common Securities. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2013
	Actual	As Adjusted for Debt Issuance	As Adjusted for Debt Issuance and Redemption of Trust Preferred Securities
($ in thousands)	(Unaudited)
Liabilities
Total deposits	$11,242,622	$11,242,622	$11,242,622
Short-term borrowings	125,060	125,060	125,060
Long-term borrowings	2,695,897	2,820,897	2,820,897
Junior subordinated debentures issued to capital trusts (includes fair value of $150,001 at June 30, 2013)	191,009	191,009	41,008
Bank acceptances outstanding	3,775	3,775	3,775
Accrued expenses and other liabilities	197,286	197,286	196,826

Total Liabilities	$14,455,649	$14,580,649	$14,430,188

Shareholders’ Equity
Preferred stock, no par value, 30,000,000 shares authorized; none issued	—	—	—
Common stock, no par value, 232,023,233 shares authorized; 199,254,687 shares issued at June 30, 2013	$69,707	$69,707	$69,707
Surplus	1,396,996	1,396,996	1,396,996
Retained earnings	94,002	94,002	96,138
Accumulated other comprehensive loss	(39,152)	(39,152)	(39,152)

Total Shareholders’ Equity	1,521,553	1,521,553	1,523,689

Total Liabilities and Shareholders’ Equity	$15,977,202	$16,102,202	$15,953,877

Capital Adequacy
Tangible common equity to total tangible assets(1)	6.80%	6.74%	6.82%
Tier 1 common capital (CET1) ratio(1)	9.37	9.37	9.40
Tier 1 leverage ratio	8.15	8.15	7.25
Tier 1 risk-based capital	11.00	11.00	9.78
Total risk-based capital	12.40	13.49	12.27

(1)

Tangible common equity to tangible assets and Tier 1 common capital (CET1) ratios are non-GAAP financial measures. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	June 30, 2013
	Actual	As Adjusted for Debt Issuance	As Adjusted for Debt Issuance and Redemption of Trust Preferred Securities
($ in thousands)		(Unaudited)
Tangible common equity to tangible assets:
Total equity	$1,521,553	$1,521,553	$1,523,689
Less: Goodwill and other intangible assets	(467,236)	(467,236)	(467,236)

Tangible shareholders’ equity	$1,054,317	$1,054,317	$1,056,453
Total assets	15,977,202	16,102,202	15,953,877
Less: Goodwill and other intangible assets	(467,236)	(467,236)	(467,236)

Tangible assets	$15,509,966	$15,634,966	$15,486,641
Tangible common equity to tangible assets	6.80%	6.74%	6.82%

With respect to Tier 1 Common Capital and the Tier 1 Common Ratio, Valley’s management believes these non-GAAP measures are useful because they are measures used by banking regulators in evaluating a company’s financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley’s common stockholder’s equity, and the Tier 1 Common Ratio to Valley’s Tier 1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	June 30, 2013
	Actual	As Adjusted for Debt Issuance	As Adjusted for Debt Issuance and Redemption of Trust Preferred Securities
($ in thousands)		(Unaudited)
Tier 1 common capital (CET1) ratio:
Total equity	$1,521,553	$1,521,553	$1,523,689
Plus (less):
Net unrealized losses on securities available for sale, net of tax	15,609	15,609	15,609
Accumulated net losses on cash flow hedges, net of tax	8,631	8,631	8,631
Defined benefit pension plan net assets, net of tax	14,529	14,529	14,529
Goodwill, net of tax	(427,392)	(427,392)	(427,392)
Disallowed other intangible assets	(14,919)	(14,919)	(14,919)
Disallowed deferred tax assets	(45,874)	(45,874)	(45,874)

Total Tier 1 common capital	1,072,137	1,072,137	1,074,273
Trust preferred securities	186,313	186,313	44,000

Total Tier 1 capital	$1,258,450	$1,258,450	$1,118,273

Risk-weighted assets (under Federal Reserve Board
Capital Regulatory Guidelines (RWA))	$11,438,211	$11,438,211	$11,433,810
Tier 1 capital ratio (Total Tier 1 capital/RWA)	11.00%	11.00%	9.78%
Tier 1 common capital ratio (Total Tier 1 common/RWA)	9.37%	9.37%	9.40%

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $        , after deducting estimated expenses and underwriting discounts and commissions.

Following the consummation of this offering, we expect to use the net proceeds from this offering, together with other available funds, to redeem the $131.3 million outstanding aggregate principal amount of our Junior Notes issued to VNB Capital Trust I. The Trust will simultaneously redeem the outstanding $127.3 million aggregate principal amount of our Trust Preferred Securities and the outstanding $4.0 million aggregate principal amount of our Trust Common Securities. We are the holder of the Trust Common Securities. The Junior Notes mature on December 15, 2031 and were issued on November 7, 2001 pursuant to an indenture, dated as of the same date, by and between Valley National Bancorp and BNY Mellon, as Debenture Trustee. The Trust Preferred Securities and Trust Common Securities have no stated maturity, but are to be redeemed upon redemption of the Junior Notes. If the net proceeds from this offering are insufficient to redeem the Notes, we intend to rely on our available cash on hand in order to fund the redemption.

The Junior Notes are redeemable pursuant to authorization granted by our Board of Directors to our management to call for redemption, from time to time, all or part of the then outstanding subordinated junior debentures underlying issuances of our trust preferred securities prior to their respective stated maturity dates, including authorization to redeem the Junior Notes prior to their stated maturity date of December 15, 2031.

The Notes offered pursuant to this prospectus will replace the Junior Notes which currently qualify as Tier 1 capital but will begin to lose this status as Tier 1 capital under the new Rules commencing January 1, 2015. On August 27, 2013, we received approval from the Federal Reserve to use the proceeds from this offering to redeem the Trust Preferred Securities.

This disclosure does not constitute a notice of redemption with respect to the Junior Notes, the Trust Preferred Securities or the Trust Common Securities.

Certain of our officers, directors and affiliates, and certain underwriters or their affiliates may be holders of the Trust Preferred Securities. As a result, some of the underwriters or their affiliates may receive part of the net proceeds of this offering by reason of our redemption of the Junior Notes, and the simultaneous redemption of the Trust Preferred Securities by the Trust. Proceeds from the offering which will be used to redeem the Trust Preferred Securities will be held in cash or short-term marketable securities until we redeem the Trust Preferred Securities.

DESCRIPTION OF THE NOTES

We will issue the Notes under a Subordinated Debt Indenture, to be dated as of September     , 2013, between Valley National Bancorp, as the issuer, and BNY Mellon, as amended and supplemented by a First Supplemental Indenture to be dated as of September     , 2013. We refer to this Subordinated Debt Indenture, as amended and supplemented by the First Supplemental Indenture, as the Indenture, and we refer to BNY Mellon, in its capacity as the trustee, as the Trustee. You may request a copy of the Indenture from us as described under “Where You Can Find More Information.” The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

General

The Notes will be unsecured, subordinated obligations of Valley, and will mature on September     , 2023, referred to herein as the Maturity Date. The Notes will not be redeemable prior to maturity unless (i) a change or prospective change in law occurs which could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the Notes from being recognized as Tier 2 capital, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case as described below under “Description of the Notes — Redemption”. There is no sinking fund for the Notes. Except as described below under “— Clearance and Settlement,” the Notes will be issued only in book-entry form and will be represented by one or more global notes, referred to herein as the Global Notes, registered in the name of The Depository Trust Company (which, along with its successors, we refer to as DTC) or its nominee. The Notes will be issued and may be transferred only in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. See “— Clearance and Settlement.”

The Notes will bear interest at the rate of     % per annum from September     , 2013 until the principal of the Notes has been paid in full or a sum sufficient to pay the principal of the Notes has been made available for payment. Interest on the Notes will be payable semi-annually in arrears on              and              of each year, commencing on                     , 2014, and on the Maturity Date, each such date referred to herein as an Interest Payment Date. Payments will include interest accrued to (but excluding) the relevant Interest Payment Date. If the Maturity Date or any other Interest Payment Date falls on a day that is not a Business Day, the related payment will be made on the next succeeding Business Day with the same force and effect as if made on the day such payment was due, and no interest will accrue on the amount so payable for the period from and after such Maturity Date or other Interest Payment Date, as the case may be. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or required by law or executive order to be closed in The City of New York, New York. Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “— Events of Default; Limitation on Suits.”

No recourse will be available for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of ours or of any successor entity. The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality. The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

The Notes are not deposits and are not insured or guaranteed by the FDIC or any other government agency. The Notes are solely obligations of Valley and are neither obligations of, nor guaranteed by, the Bank or any of our other affiliates.

Subordination of the Notes

Our obligation to make any payment on account of the principal and interest on the Notes will be subordinate and junior in right of payment to our obligations to the holders of our senior debt. “Senior debt” is defined in the Indenture to mean all of our:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments;

•	obligations under letters of credit;

•	indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates;

•	guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and

•	liabilities to our general creditors and trade creditors;

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time, and other than obligations ranking on a parity with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Debt” in the Indenture will have the meaning as described in that rule or interpretation.

Indebtedness and obligations that rank junior to the Notes under the terms of the Indenture would include (i) our junior subordinated debentures underlying our outstanding trust preferred securities, and (ii) any other indebtedness the terms of which provide that such indebtedness ranks junior to the Notes, with respect to which the Notes will rank senior in right of payment and upon liquidation.

All liabilities of the Bank and our other subsidiaries, including without limitation the Bank’s depositors, $100 million in subordinated notes, liabilities to general creditors, and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be effectively senior to the Notes to the extent of the assets of such subsidiaries, as we are a holding company. Over the term of the Notes we will need to rely primarily on dividends from the Bank, which is a regulated financial institution, to pay interest and principal on its outstanding debt obligations and to make dividends and other payments on its other securities. Regulatory rules may restrict our ability to withdraw capital from the Bank by dividends or other means. See “New Capital Rules” and “Risk Factors” above.

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to us or our property, any proceeding for our liquidation, dissolution, or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our senior debt will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Notes. Only after payment in full of all amounts owing with respect to senior debt will the holders of the Notes, together with the holders of any of our obligations ranking on a parity with the Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the Notes. In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any senior debt beyond any applicable grace period with respect to such senior debt, or in the event that any event of default with respect to any senior debt shall have occurred and be continuing permitting the holders of such senior debt (or the Trustee on behalf of the holders of such senior debt) to declare such senior debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by us on account of the principal of or interest on the Notes or on account of the purchase or other acquisition of any Notes.

By reason of the above subordination in favor of the holders of our senior debt, in the event of our bankruptcy or insolvency, holders of our senior debt may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors. With respect to the assets of each of our subsidiaries, our creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

The Notes do not contain any limitation on the amount of senior debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that may be hereafter incurred by us, the Bank or our other subsidiaries. As of June 30, 2013, we (at the holding company level) had no indebtedness ranking senior to or equally with the Notes, other than liabilities of approximately $35.7 million to general creditors, and had $192.1 million of indebtedness (representing our existing junior subordinated debentures underlying outstanding trust preferred securities) ranking junior to the Notes. The Notes will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of our subsidiaries, including the Bank. As of June 30, 2013, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities, including the outstanding subordinated debentures issued by the Bank, of $14.2 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

Redemption

The Notes may not be redeemed, called or repurchased by us prior to the Maturity Date except we may, at our option, redeem the Notes before the Maturity Date in whole, at any time, or in part from time to time, upon the occurrence of (1) a “Tax Event” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that an amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which change or amendment becomes effective or which pronouncement or decision is announced on or after the date of the issuance of the Notes, resulting in more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; (2) a “Tier 2 Capital Event” defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us that would preclude the Notes from being included as Tier 2 capital; or (3) Valley becoming required to register as an investment company pursuant to the Investment Company Act of 1940. Any such redemption will be at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption, call or repurchase of the Notes following one of these events would require prior approval of the Federal Reserve.

The election of Valley to redeem any Notes upon the occurrence of any of the enumerated events above shall be provided to the Trustee, at least 60 days prior to the redemption date. In case of any such election, notice of redemption must be provided at any time after giving not less than 30 nor more than 60 days’ notice to the holders of the Notes.

Events of Default; Limitation on Suits

Under the Indenture, an Event of Default will occur with respect to the Notes only (1) upon the entry of a decree or order for relief in respect of Valley by a court having jurisdiction in the premises in an involuntary case under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect, of the United States of America or any political subdivision thereof, and such decree or order shall have continued unstayed and in effect for a period of 60 consecutive days, or (2) if we commence a bankruptcy or insolvency proceeding or consent to the entry of an order in an involuntary bankruptcy or insolvency proceeding.

If an Event of Default occurs and is continuing, the principal amount and interest on the Notes shall become immediately due and payable, subject to the broad equity powers of a federal bankruptcy court and the determination by that court of the nature and status of the payment claims of the holders of the Notes. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Notes and other affected series of securities issued under the Indenture (we refer to the Notes and such other securities as the “Securities”), may rescind and annul the acceleration but only if certain conditions have been satisfied.

There is no right of acceleration in the case of a default in the payment of principal of or interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture. If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of thirty days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes of the performance of any covenant or agreement in the Indenture.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

•	the holders of not less than 25% in principal amount of the Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

Modification and Waiver

The Indenture provides that Valley and the Trustee may modify or amend the Indenture with or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes and other affected Securities; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any Security;

•	reduce the principal amount or rate of interest of any Security;

•	change the place of payment where any Security or any interest is payable;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity;

•	modify the provisions of the Indenture with respect to the subordination of the Securities in a manner adverse to the holders of the Securities; or

•	reduce the percentage in principal amount of the outstanding Securities the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with the provisions of or defaults under the Indenture and the consequences thereof under the Indenture.

In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Security of the affected series.

Further Issues

We may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease its assets substantially as an entirety to us, unless

•	if we consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any other person, the person formed by such consolidation or into which we merge, or the person that acquires our assets, is a corporation organized and validly existing under the laws of the United States of America, any of its states or the District of Columbia, which person must expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on the Notes and the performance or observance of our covenants under the Indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

•	we have complied with our obligations to deliver certain documentation to the Trustee.

Clearance and Settlement

DTC, in this capacity, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate principal amount of Notes, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of Valley, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Valley nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity and, therefore, DTC will require secondary trading activity in the Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity of the Notes.

Regarding the Indenture Trustee

BNY Mellon will act as Trustee for the Notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Additionally, we maintain banking relationships with BNY Mellon and its affiliates in the ordinary course of business. These banking relationships include BNY Mellon serving as trustee under indentures involving the Bank’s existing debt securities and serving as trustee of our Junior Notes.

Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default under the Notes, or upon the occurrence of a default under another indenture under which BNY Mellon serves as trustee, the Trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This summary does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended, referred to herein as the Code, the Treasury Regulations promulgated under the Code, referred to herein as the Regulations, and administrative and judicial interpretations of the Code and the Regulations, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. federal income tax consequences with respect to Notes that are purchased by an initial holder at their original issue price for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes.

We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment.

This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction).

In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your own tax advisor.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor an entity treated as a partnership for United States federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

Payments of stated interest. It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price of the Notes or the Notes will be issued with no more than a de minimis amount of original issue discount. Stated interest on a Note will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes.

Disposition of the Notes. Upon the sale, exchange or other taxable disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except an amount equal to accrued but unpaid interest not previously included in income, which is treated as interest as described above) and (ii) such holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting. For each calendar year in which the Notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to “backup” withhold at the applicable statutory rate on each payment on the Notes and on the proceeds from a sale of the Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

Unearned Income Medicare Contribution Tax. In addition, any payments of interest on or gains earned from the sale, exchange, or other taxable disposition of the Notes may be subject to the 3.8% tax on net investment income for taxpayers whose income exceeds certain thresholds. U.S. Holders should consult their own tax advisors to determine the applicability of this tax.

United States Federal Income Taxation of Non-U.S. Holders

Payments of interest. Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to United States federal withholding tax, provided that:

•	such payments are not effectively connected with the conduct of a United States trade or business, or in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” (as defined in the Code) that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us; the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•	either (a) the beneficial owner of the Notes certifies on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN (or a suitable substitute form or successor form) has been received from the beneficial owner by it or by any such financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the Note provides a properly executed:

•	IRS Form W-8BEN (or a suitable substitute form successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business or, if certain treaties apply, it is attributable to a permanent establishment or fixed base maintained in the United States of the beneficial owner (in which case such interest will be subject to regular graduated United States tax rates as described below).

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a United States trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the Notes. No withholding of United States federal income tax will generally be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a Note (except to the extent such income is attributable to accrued but unpaid interest, which will be treated as interest as described above under “— Payments of interest”).

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain or income is effectively connected with a United States trade or business (and, if required by an applicable treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a Note will be treated as discussed under “— Payments of interest.”

Backup withholding and information reporting. United States backup withholding will not apply to payments of interest on a Note or proceeds from the sale or other disposition of a Note payable to a

Non-U.S. Holder if the certification described in “— Payments of interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting still may apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

* * * * * * * * *

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

* * * * * * * * *

CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the Notes by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA) that is subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement account (we refer to an account of this type as an IRA) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code, referred to herein as Similar Laws, and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity, each of which we refer to as a Plan.

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, referred to herein as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the acquisition, holding and, to the extent relevant, disposition of Notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

We or the underwriters may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase and/or holding of Notes may be characterized as an extension of credit by the purchaser or holder of Notes to Valley. The acquisition, holding and, to the extent relevant, disposition of Notes by an ERISA Plan with respect to which the issuer or the underwriters (or certain of our or its affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the Notes should not be acquired, held or disposed of by any person investing “plan assets” of any Plan, unless such acquisition, holding and disposition will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation. Each purchaser and holder of Notes will be deemed to have represented and warranted that either, under ERISA or Similar Laws, (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of a Note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. The acquisition, holding and, to the extent relevant, disposition of Notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

We have entered into an underwriting agreement with Keefe Bruyette & Woods, Inc., Sandler O’Neill + Partners, L.P., and Deutsche Bank Securities Inc., as representatives of the underwriters named below, with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the aggregate principal amount of Notes in this offering set forth next to its name in the following table.

Underwriters	Amount of Securities
Keefe, Bruyette & Woods, Inc.	$
Sandler O’Neill + Partners, L.P.	$
Deutsche Bank Securities Inc.	$

Total		$125,000,000

The following table shows the per Note and total underwriting discounts and commissions we will pay the underwriters.

Per Note		%
Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this prospectus supplement, other than those covered by overallotment transactions described below, if any of these Notes are purchased.

Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount of up to     % of the principal amount of the Notes. If all the Notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $325,000.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable.

In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

A prospectus supplement in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or our Registration Statement of which the related prospectus forms a part.

Other Relationships. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF NOTES

The validity of the Notes we are offering will be passed upon for us by Day Pitney LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Hogan Lovells US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Valley as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, which are incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

VALLEY NATIONAL BANCORP

SUBORDINATED DEBT SECURITIES

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “VLY”.

These securities have not been approved or disapproved by the SEC or any state securities commission nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Investing in our securities involves risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated herein by reference, in any of our subsequently filed quarterly and current reports that are incorporated by reference and in any applicable prospectus supplement.

The date of this prospectus is September 13, 2013.

ABOUT THIS PROSPECTUS

References in this prospectus to “Valley,” “we,” “us” and “our” are to Valley National Bancorp. In this prospectus, we sometimes refer to the subordinated debt securities as “offered securities.”

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

This document is called a prospectus and is part of a registration statement that we filed with the SEC. Under this registration statement, we may from time to time offer the subordinated debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the offered securities. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933 (“Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov and on our website at www.valleynationalbank.com. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	Current Reports on Form 8-K filed on the following dates: January 30, 2013, February 11, 2013, April 19, 2013, April 24, 2013, May 22, 2013, June 25, 2013, August 29, 2013 and September 10, 2013 (unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K, including those listed here, is not incorporated herein by reference);

•	The definitive proxy statement for our 2013 annual meeting of shareholders; and

•	The description of the common stock which is contained in Valley’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus (other than, in each case, documents or information deemed to have been furnished, and not filed in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attention: Dianne M. Grenz

Telephone: 973-305-8800

PROSPECTUS SUMMARY

This summary highlights selected information about Valley and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of Valley and the terms of the securities we will offer, you should read carefully this entire prospectus, including the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

Valley National Bancorp

Valley, a New Jersey corporation, was organized in 1983 as a holding company for Valley National Bank, sometimes referred to herein as the Bank. We indirectly own additional subsidiaries through the Bank. We are registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

Our principal executive offices and telephone number are:

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

The Securities We May Offer

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we or selling security holders may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

Our subordinated debt securities will be subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, the level of subordination, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the subordinated debt securities.

RISK FACTORS

An investment in Valley securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect Valley will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and business of Valley. These statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations.

You may identify these statements by looking for:

•	forward-looking terminology, like “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” or “anticipate;”

•	expressions of confidence like “strong” or “on-going;” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•	a severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	larger than expected reductions in our loans originated for sale or a slowdown in new and refinanced residential mortgage loan activity;

•	unexpected changes in long-term market interest rates for interest earning assets and/or interest bearing liabilities;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	Valley’s inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected increases in our allowance for loan losses;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected revenue synergies from recent acquisitions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees;

•	lower than expected cash flows from purchased credit-impaired loans;

•	cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.

Valley assumes no obligation for updating its forward-looking statements at any time. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” and “Risk Factors” above.

RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Consolidated Ratios of Earnings to Fixed Charges
Excluding interest on deposits	2.39x	2.48x	2.60x	2.42x	2.27x	2.09x	1.71x
Including interest on deposits	2.00x	2.02x	2.11x	1.95x	1.84x	1.61x	1.34x

Note: The ratio of earnings to fixed charges is calculated by adding earnings before taxes plus fixed charges and dividing that sum by fixed charges.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general corporate purposes, including:

•	increasing our regulatory capital levels;

•	refinancing, reduction or repayment of debt;

•	investments in Valley National Bank and our other subsidiaries as regulatory capital;

•	financing of possible acquisitions; and

•	expansion of the business.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

LEGAL MATTERS

The validity of the securities of Valley offered hereby will be passed upon for Valley by Day Pitney LLP, New York, New York.

EXPERTS

The consolidated financial statements of Valley as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$125,000,000

Valley National Bancorp

    % Subordinated Debentures due September     , 2023

Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.	Deutsche Bank Securities
A Stifel Company